Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Comera Life Sciences Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share, that may be issued under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan	457(h)	421,768(2)	$1.21(3)	$510,340	0.00011020	$56.24

Equity	Common stock, par value $0.0001 per share, subject to options granted under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan	457(h)	372,600(4)	$1.30(5)	$484,380	0.00011020	$53.38

Equity	Common stock, par value $0.0001 per share, that may be issued pursuant to Inducement Award	457(h)	150,000(6)	$1.36(5)	$204,000	0.0001102	$22.48

Total Offering Amounts					$1,198,720		$132.10

Total Fee Offsets							$0

Net Fee Due							$132.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) that may become issuable under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (the “2022 Plan”) or the Comera Life Sciences Holdings, Inc. Nonstatutory Stock Option Award Agreement referenced in footnote 6 below, as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(2)	Represents shares of Common Stock available for future issuance under the 2022 Plan resulting from an annual increase as of January 1, 2023, pursuant to the evergreen provision therein.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Stock Market on March 13, 2023, which date is within five business days prior to the filing of this registration statement.

(4)	Represents shares of Common Stock currently reserved and available for issuance upon exercise of outstanding options granted under the 2022 Plan.
(5)

Such shares are issuable upon the vesting and exercise of outstanding stock options with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which is equal to the closing price of the Registrant’s common stock as reported on the Nasdaq Capital Market on the date the option was awarded.

(6)

Represents shares of common stock reserved for issuance upon the vesting and exercise of a nonstatutory stock option granted as an inducement award by the Registrant to an employee under a Nonstatutory Stock Option Award Agreement in accordance with Nasdaq Listing Rule 5635(c)(4).